(HSBC Letterhead)

The Talbots Inc. 175 Beal Street Hingham MA 02043-9982 USA

2 July 2002

Attention:  Mr. Edward L. Larsen
                  Chief Financial Officer and Treasurer

Dear Sir

BANKING FACILITY

We refer to your recent discussion with our Adriana Collins and are pleased to advise that we have reviewed your banking facility and offer a renewal within the following limit which will be made available on the specific terms and conditions outlined below. This facility is subject to review at any time and, in any event by 15 June 2003 and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Uncommitted Import Letter of Credit Facility

LC Issuing Bank	:	The Hongkong and Shanghai Banking Corporation Limited

Borrower/ LC Applicant	:	The Talbots Inc

Facility Amount	:	USD100,000,000.

Purpose	:	For the issuance of Letters of Credit (LC) at sight or with usance periods up to 6 months, with validity period up to 1 year to finance the import of general merchandise.

Pricing	:	For account of LC Applicant: - LC Issuance : Nil - Amendment : Nil For account of LC Beneficiary: - Payment of documetns under usance LC : 0.5% per annum

Collateral	:	Nil

Documentation	:	1. Facsimile Indemnity Letter
2.  Continuing Commercial Letter of Credit and Security Agreement dated
     15 May 1996 together with amendment letter dated 19 July 1999.
3.  Letter of Credit Discrepancy Waiver dated 11 December 1996.
4.  Certified copy of Corporate Banking Resolution from The Talbots Inc dated 31 May 1996.
5. By-Laws of The Talbots Inc

Reporting Requirement	:	10Q and 10K within 90 days of period end

Financial Covenants	:	Nil

Please arrange for the authorised signatories to sign and return to us the duplicate copy of this letter to 1) signify your understanding and acceptance of the terms and conditions under which the above facility is granted, and 2) confirm the correctness and validity of all the documentation listed above.

This facility will remain open for acceptance until the close of business on 26 July 2002 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully ELLEN LAM —————————————— Ellen Lam Relationship Manager	Accepted and Agreed by: The Talbots Inc EDWARD L. LARSEN ——————————————

Enc

/al